EXHIBIT 99.1

EQUUS RECEIVES INITIAL PAYMENT

FROM SALE OF ITS INTEREST IN PALLETONE, INC.

HOUSTON, TX – January 4, 2021 – Equus Total Return, Inc. (NYSE: EQS) (“Equus”) announced that it has received an initial payment of $18.2 million in connection with the sale of its shareholding in PalletOne, Inc. The remaining amount, expected to be received in the second quarter of 2021, is based upon potential tax refunds and a number of post-closing adjustments relating to changes in working capital and various other balance sheet items.

On December 28, 2020, Equus announced that UFP Industries, Inc. (“UFP”) had completed its purchase of the equity of PalletOne and that the purchase price of $232 million was based on a cash free, debt free balance sheet. As at December 28, 2020, estimates by UFP and PalletOne of PalletOne’s debt, debt-like instruments, and other adjustments, including transaction fees and expenses, resulted in a proforma net equity value of approximately $130 million for the PalletOne shareholders.

On November 17, 2020, Equus issued a press release wherein it estimated the fair value of its shareholding in PalletOne at $24.0 million as of September 30, 2020, a decrease of $3.5 million from its estimated fair value at June 30, 2020. The decrease was attributed to anticipated fourth quarter losses from the resale of high cost lumber, as well as delays in key capital projects adversely affected by COVID-19 travel disruptions.

In October 2001, Equus made its initial investment in PalletOne and was one of two institutional funds to finance the creation of PalletOne from certain of the remnants of a former pallet manufacturing conglomerate. PalletOne has since risen to become one of the largest wooden pallet manufacturers in the United States and a major regional supplier of treated wood to retail lumber outlets and home improvement stores in the Southeastern U.S.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486